Exhibit 10.40

DATED 2 JANUARY 2019

(1)    EURO CAR PARTS LIMITED

(2)    LKQ CORPORATION

(3)    SUKHPAL SINGH AHLUWALIA

SETTLEMENT AGREEMENT without prejudice and subject to contract

K&L Gates LLP
One New Change London EC4M 9AF
Tel: +44 (0)20 7648 9000
Fax: +44 (0)20 7648 9001
Ref: PXC/3710256.00361
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THIS AGREEMENT is made on the 2nd day of January 2019
BETWEEN:

(1)	Euro Car Parts Limited, company number 02680212, whose registered office is at T2, Birch Coppice Business Park, Danny Morson Way, Dordon, Tamworth, England, B78 1SE (the "Company");

(2)	LKQ Corporation, a company incorporated in the state of Delaware, USA, whose principal place of business is 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, USA (“LKQ”); and

(3)	Sukhpal Singh Ahluwalia of 89 Winnington Road, London N2 0TT (the "Employee")
WHEREAS:-

(A)	The Employee is employed by the Company pursuant to the terms of the Contract of Employment.
(B)    The Employee's employment will terminate on the Termination Date.

(C)
The Company, LKQ and the Employee have agreed the terms set out in this Agreement in settlement of the Claims and all and any other claims which the Employee has or may have against the Company or any Associated Companies or against any employees or officers of any such company arising out of or in connection with or as a consequence of the Employee's employment or its termination (save in relation to any claims for personal injury and accrued pension rights).

(D)	The Company is entering into this Agreement on its own behalf and as agent for any Associated Company.
DEFINITIONS
In this Agreement the following words and expressions shall have the following meanings:
"Act" means the Companies Act 2006;
"Associated Company" means:

(a)	any Holding Company of the Company; or
(b)any Subsidiary of any such Holding Company; or
(c)any body corporate (within the meaning of Section 1173 of the Act):

(i)	of which any one or more of the Company and any bodies corporate within paragraph (a), (b) or (c) of this definition beneficially owns (directly or indirectly) at least 25% in

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nominal value of any class of equity share capital (within the meaning of Section 548 of the Act) carrying the right to vote in all circumstances at general meetings; or

(ii)	which is directly or indirectly controlled by the Company; or

(iii)	which directly or indirectly controls the Company; or

(iv)	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

(v)	of which the Company or an Associated Company is a partner
and shall include, without limitation, LKQ and Keystone Automotive Operations (India) Pvt. Ltd.
"Claims" means those allegations and/or potential claims referred to in Clause 5.1 below;
"Contract of Employment" means the contract of employment between the Company and the Employee dated 7 September 2017;
"HMRC" means Her Majesty's Revenue and Customs;
"Qualified Lawyer" means Melanie Lane, CMS Cameron McKenna Nabarro Olswang LLP, Cannon Place, 78 Cannon Street, London, EC4N 6AF;
"Subsidiary" and "Holding Company" have the respective meanings given to them by Section 1159 of the Act and any reference to the Subsidiary or Subsidiaries or Holding Company is (unless inconsistent with the context) intended to be a reference to the Subsidiary or Subsidiaries or Holding Company respectively of the Company in question at the relevant time;
"Termination Date" is the date of this Agreement; and
"Termination Payment" means the sum of £843,055.56 representing a payment in lieu of the salary, directors fees and guaranteed bonus which the Employee would have received had the Contract of Employment continued up to the expiry date of 7 September 2020.

THE COMPANY AND THE EMPLOYEE have agreed as follows:
1.    PAYMENTS

1.1.
The Employee's employment will terminate on the Termination Date. The Company shall pay the Termination Payment in equal monthly instalments of £41,666.67 from the Termination Date up to and including 31 August 2020, with a further payment of £9,722.22 to be paid in respect of the period 1 September 2020 to 7 September 2020, with payment to be made on the Company’s usual payroll dates,

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on condition that the Employee abides by the provisions of Clause 17 of the Contract of Employment, as amended by Clause 1.2 of this Agreement. The Termination Payment will be subject to deductions for income tax and national insurance contributions.

1.2.
The Company shall make a further payment of £100 (less deductions for income tax and national insurance contributions) to the Employee in consideration of the Employee’s agreement to a variation to clause 17 of the Contract of Employment such that the Restrictive Covenants specified therein shall continue to apply to the Employee up to and including 7 September 2020 (but not thereafter), such variation to take effect on the date of this Agreement.

1.3.
The Employee will receive his salary and other contractual benefits up to the Termination Date on the usual basis, subject to the normal deductions for income tax and national insurance. The Employee shall also be paid his 2018 guaranteed bonus in February 2019, subject to the usual deductions for income tax and national insurance contributions.

1.4.
The Company will pay to the Employee, on the next usual payroll date following the Termination Date, the sum of £7,615.38 less deductions for income tax and national insurance in respect of the Employee's accrued but untaken holiday as at the Termination Date (6 days).

1.5.
The Company shall promptly reimburse the Employee for all business expenses properly and reasonably incurred by him up to the Termination Date, subject to his compliance with the Company's rules and procedures relating to expenses and the production of satisfactory VAT receipts.

1.6.
Subject to Clause 5.9, the Company will, without any admission of liability whatsoever and on behalf of the Associated Companies, pay to the Employee the Termination Payment as compensation for the termination of his employment and for loss of office and in full and final settlement of the Claims and all other claims which the Employee has or may have (whether now or at any time in the future) against the Company or any Associated Company arising out of his employment or the termination thereof.

1.7.
The Company and the Employee agree to use reasonable endeavours in good faith to agree a valuation of Digraph Transport Supplies Limited (“Digraph”) and to effect a sale of one party’s shares in Digraph to the other party by no later than 31 March 2019.

2.    TAX LIABILITIES
The Employee shall be responsible for all tax liabilities and employee national insurance contributions which are due in respect of the Termination Payment and any benefits provided to the Employee under this Agreement (other than for any tax or national insurance contributions deducted by the Company at source) (the "Tax Liabilities") and the Employee shall indemnify the Company and hold the Company harmless against all Tax Liabilities in respect of which the Company is obliged to account to HMRC

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pursuant to the PAYE Regulations at any time and all costs, claims, expenses or proceedings, penalties and interest incurred by the Company which arise out of or in connection with any obligation to pay (or deduct) such Tax Liabilities (save for any costs, claims, expenses or proceedings, penalties and interest arising from the delay or default of the Company, including a failure by the Company to apply PAYE to the Termination Payment). Before making any payment to HMRC or other relevant authority in relation to any demand for Tax Liabilities and upon receipt of any such demand, the Company shall inform the Employee of the situation and afford him a reasonable opportunity to make representations to HMRC or other relevant authority at his own expense (provided that nothing in this Clause shall prevent the Company from complying with its legal obligations with regard to HMRC or other competent body).
3.    COMPANY PROPERTY
The Employee will, on or before 8 January 2019, return all documents and correspondence, business equipment or any other property whatsoever belonging to or relating to the business of the Company or any Associated Company including any company fuel card, credit or charge cards, personal computer, laptop, mobile telephone, computer peripherals, software, client lists, employee details, financial or business information, trading history or other confidential or non-confidential information (including, without limitation, any passwords which the Employee has for locked files or systems) howsoever stored which the Employee has or has had in his possession or under his control (together, "Company Property"). The Employee's obligations under this Clause shall be deemed to include a return of all copies, drafts, reproductions, notes, extracts, or summaries (howsoever made) of such Company Property and/or an irretrievable deletion of any copies, drafts, reproductions, notes, extracts, or summaries (howsoever made) of Company Property stored on any computer or storage media or otherwise in any electronic form outside of the premises of the Company. The Employee shall, if requested by the Company, confirm in writing his compliance with his obligations under this Clause. The Employee warrants that he has not made or retained copies of or extracts from documents or any notes of or information relating to the business of the Company or any Associated Company, nor will he do so.
4.    CONFIDENTIALITY

4.1.
The Employee, LKQ and the Company agree to keep the existence and terms of this Agreement and the circumstances concerning the termination of the Employee's employment and those giving rise to, connected with or concerning the Claims confidential, save where such disclosure is to HMRC, required by law, to give effect to the terms of this Agreement or (where necessary or appropriate) to:

a.	the Employee’s spouse, civil partner or partner, immediate family or legal or professional advisers, provided that they agree to keep the information confidential; or

b.	the Employee’s insurer for the purposes of processing a claim for loss of employment; or

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c.	the Employee’s recruitment consultant or prospective employer to the extent necessary to discuss his employment history; or

d.	the Company's insurers, legal or professional advisers.

4.2.	The Employee undertakes not to make or cause to be made (directly or indirectly):

a.	any derogatory or disparaging statement about the Company, any Associated Company or any of its or their officers, employees or shareholders; or

b.
any comment to the press or other media or any other public statement concerning his employment with the Company, or its termination, save where such comment is consistent with the provisions of Schedule 1, without the prior written consent of the Company such consent not to be unreasonably refused.

4.3.	The Company and LKQ shall use their reasonable endeavours to procure that none of their senior management teams makes or causes to be made (directly or indirectly):

a.	any derogatory or disparaging statement about the Employee; or

b.
any comment to the press or other media or any other public statement concerning his employment with the Company, or its termination, save where such comment is consistent with the provisions of Schedule 1, without the prior written consent of the Employee such consent not to be unreasonably refused.

4.4.
The Employee acknowledges that he continues to be bound by clause 13 (Confidentiality), clause 14 (Intellectual Property), clause 17 (Restrictive Covenants) (as varied by this Agreement) and clause 24 (Litigation Assistance) of the Contract of Employment both before and after the Termination Date.

5.    SETTLEMENT AND WAIVER

5.1.
The parties acknowledge that as a consequence of the circumstances leading up to the termination of the Employee’s employment, in a letter from the Qualified Lawyer to the Company, dated 19 December 2018, the Employee alleged that he could potentially be entitled to claim constructive and/or unfair dismissal pursuant to section 111 of the Employment Rights Act 1996. However, the Company denies all liability in connection with the same.

5.2.
The terms contained in this Agreement are in full and final settlement of the Claims and the Employee represents to the Company that he accepts and he does hereby accept the terms of this Agreement in full and final settlement of the Claims.

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5.3.
Without prejudice to Clauses 5.1 and 5.2, the Employee further represents to the Company that he accepts and he does hereby accept the terms of this Agreement in full and final settlement of any other claims that he has or may have against the Company or any Associated Company relating to his employment, the termination of his employment or any other matter associated with his employment or the termination of his employment including (without limitation) any action that might be commenced before an Employment Tribunal or Court of law in respect of any and all of the following claims:

a.	any common law claims, including any claim for breach of contract or tort;

b.	unfair or constructive dismissal under the Employment Rights Act 1996;

c.	unlawful deductions from wages under the Employment Rights Act 1996;

d.	a statutory redundancy payment under the Employment Rights Act 1996;

e.	any other claim under the Employment Rights Act 1996;

f.	any claim which arises under the:

i.	Equal Pay Act 1970;

ii.	Sex Discrimination Act 1975;

iii.	Race Relations Act 1976;

iv.	Trade Union & Labour Relations (Consolidation) Act 1992 (as amended);

v.	Disability Discrimination Act 1995;

vi.	Protection from Harassment Act 1997;

vii.	Working Time Regulations 1998;

viii.	National Minimum Wage Act 1998;

ix.	Public Interest Disclosure Act 1998;

x.	Human Rights Act 1998;

xi.	Data Protection Act 1998;

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xii.	Employment Relations Act 1999;

xiii.	Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

xiv.	Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

xv.	Employment Act 2002;

xvi.	Employment Equality (Religion or Belief) Regulations 2003;

xvii.	Employment Equality (Sexual Orientation) Regulations 2003;

xviii.	Employment Act 2002 (Dispute Resolution) Regulations 2004;

xix.	Transfer of Undertakings (Protection of Employment) Regulations 2006;

xx.	Work and Families Act 2006 (and any regulations made thereunder);

xxi.	Employment Equality (Age) Regulations 2006;

xxii.	Equality Act 2010; and

g.	any other statutory claims or for breach of statutory duties.

5.4.
The Employee warrants and further represents that the claims referred to at Clause 5.3 are all of the claims that have been contemplated by the Employee. The Employee further warrants that he has raised with the Qualified Lawyer all facts and issues relevant to his employment and its termination which could give rise to a statutory complaint.

5.5.
For the purposes of Clause 5.3, "claims" shall include any claim or right of action arising from a subsequent retrospective change or clarification of the law. The Employee acknowledges that he agrees to the terms of Clause 5.3 notwithstanding that he acknowledges that he may be mistaken as to the facts and/or the law concerning any potential claim or right of action.

5.6.
Any claims in respect of any pension rights or pension benefits which have accrued to the Employee up to the Termination Date and any future claims for personal injury of which the Employee is currently unaware are excluded from this Agreement. The Employee warrants that as at the date of this Agreement, he is not aware of any such pension or personal injury claim against the Company or any Associated Company or of any claim which would fall outside of the scope of Clause 5.3.

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5.7.
The Employee hereby agrees that, except for sums and benefits referred to in this Agreement, no other sums or benefits are due to him from the Company or any Associated Company and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his employment not terminated including, without limitation, any bonus, commission, notice or payment in lieu of notice.

5.8.
The Employee acknowledges that the settlement of each of the claims set out in Clauses 5.1 and 5.3 is and shall be construed as separate and severable (including in relation to each of the types of claim covered by the definition of "claims" in Clause 5.5) and in the event of the settlement of any such claim being determined as being void for any reason, such invalidity shall not affect or impair the validity of the settlement of the other claims.

5.9.
As a condition of payment of the Termination Payment, the Employee warrants that he has not at any time committed a breach of the Contract of Employment which would entitle the Company to terminate his employment without notice.

5.10.
The Employee warrants that there has been no "improper behaviour" within the meaning of section 111A of the Employment Rights Act 1996 by the Company or any Associated Companies or any of its/their respective independent consultants, contractors, officers or employees in relation to any settlement offer or this Agreement and in particular but without limitation that there has been no undue pressure placed on the Employee to sign this Agreement.

5.11.
The Employee confirms that he enters into the warranties in Clauses 5.4, 5.6, 5.9 and 5.10 above having taken advice from the Qualified Lawyer on the statutory claims and prospective entitlement to bring statutory proceedings which he has or may have against the Company, or any Associated Company, its or their employees, officers or shareholders.

5.12.
The Employee acknowledges that the Company has agreed these terms in reliance on the warranties and representations set out above. In the event that, notwithstanding the provisions of this Agreement, the Employee brings any claims or proceedings, (whether statutory or otherwise), relating to his employment with the Company or any Associated Company, or the termination thereof, against the Company, any Associated Company, its or their employees, officers or shareholders, (whether in an Employment Tribunal, the High Court, a County Court or otherwise), (excluding claims to enforce the provisions of this Agreement or relating to any claim for personal injury or pension rights or pension benefits which have accrued to the Employee up to the Termination Date), the Employee agrees that he will forfeit any unpaid instalments of the Termination Payment and that he will repay to the Company on demand and in full by way of liquidated damages an amount equal to the lesser of:

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a.	the amount claimed by the Employee in the proceedings (or the maximum amount of compensation which could be awarded in respect of those proceedings); and

b.	any paid instalments of the Termination Payment.
This sum shall be recoverable as a debt, together with all costs, including legal costs, reasonably incurred by the Company in recovering the sum and/or in relation to any claims or proceedings so brought by the Employee and together with interest thereon for the period commencing on the date the sum was paid to the Employee and ending on the date the Company receives repayment of such monies in full, such interest to be calculated at the prevailing National Westminster Bank Base Rate published on the date the said sum was paid to the Employee.

5.13.
The Employee agrees that any grievance or appeal that may have been raised by him to the Company shall be deemed to have been withdrawn by the Employee on the date of this Agreement. The Employee agrees not to submit any grievances or appeal to the Company in relation to his employment or its termination. The Employee further agrees that any grievances or appeals he may have in relation to his employment or its termination and all claims that may arise from or in relation to such grievances and/or appeal shall be settled conclusively by the terms of this Agreement.

5.14.
The Employee agrees that he will not make any subject access requests to the Company or any Associated Company other than in respect of any matters which he is not aware of at the date of signing this Agreement. The Employee agrees that he relinquishes and agrees not to pursue any current subject access request(s) outstanding at the date he signs this Agreement and that all such requests shall be deemed to have been withdrawn by him at the date he signs this Agreement.

5.15.
To the extent permitted by the Act, the Company hereby waives any claims against the Employee of which it is aware or ought reasonably to be aware as at the date of this Agreement, arising out of or relating to his employment or the termination of his employment.

5.16.
The Employee shall continue to be eligible for cover under the Company’s Directors & Officers insurance policy (providing cover in respect of the Employee’s directorships of the Company and any Associated Company), subject to the terms of the relevant policy from time to time in force, for a period of six years from the Termination Date when such cover, and the Employee’s entitlement to it, shall cease.

6.    STATUTORY PROVISIONS ON SETTLEMENT AGREEMENTS

6.1.	The Employee represents and warrants that he:

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a.
has received independent legal advice from the Qualified Lawyer as to the terms and effect of this Agreement and, in particular, its effect on the Employee's ability to pursue his rights before an Employment Tribunal; and

b.
is advised by the Qualified Lawyer that there is, and was in force at the time the Employee received the advice referred to above, insurance under a policy of professional indemnity insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice.

6.2.	The Employee agrees to provide a copy of the Solicitor's Certificate attached to this Agreement, signed by the Qualified Lawyer, to the Company on the date of this Agreement.

6.3.
The Company and the Employee agree and acknowledge that this Agreement satisfies the conditions for regulating compromise agreements and settlement agreements under Section 203(3) Employment Rights Act 1996 (as amended), Section 77(4A) Sex Discrimination Act 1975 (as amended), Section 72(4A) Race Relations Act 1976, Section 17C(2) Disability Discrimination Act 1995, Section 288 Trade Union & Labour Relations (Consolidation) Act 1992 (as amended), Section 49(4) National Minimum Wage Act 1998, Regulation 35(2) Working Time Regulations 1998, Regulation 9 Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003, Schedule 4 paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Schedule 5 paragraph 2(2) Employment Equality (Age) Regulations 2006, Regulation 18 Transfer of Undertakings (Protection of Employment) Regulations 2006, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross-Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008, and Section 147 Equality Act 2010.

7.    ANNOUNCEMENT

7.1.	The Company shall make an internal announcement on the date of this Agreement in the form attached at Schedule 1 to this Agreement.

7.2.	LKQ shall make an external announcement on the date of this Agreement in the form attached at Schedule 2 to this Agreement.
8.    RESIGNATION FROM DIRECTORSHIPS
The Employee will resign from all offices which he holds in the Company and any Associated Company on the Termination Date and the Employee undertakes to sign and return a copy of the letter which

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appears at Schedule 3 to this Agreement. The Employee acknowledges that his resignation is the result of the mutual agreement of the parties, and not any specific disagreement between him and LKQ Corporation.
9.    WHOLE AGREEMENT
The parties to this Agreement agree and acknowledge that this Agreement sets out the entire agreement between them and supersedes all previous discussions between them and their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings (if any) whenever given and whether orally or in writing, all of which are hereby treated as terminated by mutual consent.
10.    COUNTERPARTS

10.1.
This deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

10.2.
Transmission of the executed signature page of a counterpart of this deed email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

11.    GOVERNING LAW ETC

11.1.	This Agreement shall be governed by and construed in accordance with the laws of England and the English courts shall have exclusive jurisdiction for all purposes connected with this Agreement.

11.2.	This Agreement is "without prejudice" until it is signed by all the signatories indicated below at which point it will become open and binding.
12.    THIRD PARTIES
The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent (but no more) than set out in this clause. Any third party shall be entitled to enforce the benefits conferred on it by Clauses 1, 3, 4, 5 and 8 of this Agreement. The consent of a third party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on any third party.

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IN WITNESS whereof this document has been executed as a deed and is delivered and takes effect on the date first above written.

SIGNED AS A DEED
by Euro Car Parts Limited
acting by:

Signature of Director     /s/ John Quinn
Print name of Director     John Quinn
in the presence of:
Witness:
Signature     /s/ Alison Gould
Name         Alison Gould
Address
Occupation     Chief Investment Officer

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SIGNED AS A DEED
by LKQ Corporation
acting by:

Signature of Director                 /s/ Dominick Zarcone
Print name of Director                 Dominick Zarcone
in the presence of:
Witness:
Signature     /s/ Mary P Zarcone
Name         Mary P Zarcone
Address

Occupation     Retired Teacher

SIGNED AS A DEED    /s/ Sukhpal Sing Ahluwalia
by Sukhpal Singh Ahluwalia
in the presence of:
Witness:
Signature     /s/ Arpana Mangrola
Name         Arpana Mangrola

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Address
Occupation     Director

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SOLICITOR'S CERTIFICATE

I, Melanie Lane, confirm that I am a solicitor of the Senior Courts of England and Wales who holds a practising certificate and that I have given independent legal advice to Sukhpal Singh Ahluwalia as to the terms and effects of this Agreement and, in particular, its effect on Sukhpal Singh Ahluwalia’s ability to pursue a complaint before an Employment Tribunal. I further confirm that there was in force at the time of the advice given in this Agreement cover under a policy of professional indemnity insurance for the risk of any claim by Sukhpal Singh Ahluwalia in respect of loss arising in consequence of my advice to him.

Signed     /s/ Melanie Lane
Melanie Lane

Dated:    31 December 2018

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SCHEDULE 1
Internal announcement
To:        Euro Car Parts Team
From:        Joe Holsten - Chairman of the Board, LKQ Corporation
Nick Zarcone - President and CEO, LKQ Corporation

Subject:     Sukhpal Singh Ahluwalia Update

Sukhpal Singh Ahluwalia, born in Uganda, was forced to flee his home country for a new life in Britain in 1972. Then he went to work and almost 40 years ago at the young age of 18, Sukhpal founded what would eventually become Euro Car Parts.  In 1979 with a small bank loan, Sukhpal raised £5,000 and set up a motor parts shop in Willesden, North West London. Euro Car Parts expanded by 25%-35% in the early years, and eventually became the leading aftermarket supplier of parts, paints and equipment for all makes of cars to garages and collision repair shops. Along the way, many innovations in the fields of logistics, world sourcing, IT systems integration, staff motivation, marketing and CRM have supported the continued growth of the business.  By 2008, Euro Car Parts had opened its 61st branch and closed the year with about £145 million in revenue.

A few years later Sukhpal was ready for a change and in October 2011 he sold Euro Car Parts to LKQ Corporation. At the time, ECP had 89 branches and approximately £275 million in revenue.  Sukhpal remained active in the business and continued to serve as CEO until 2014.  He then became Executive Chairman of ECP and a member of the LKQ Board of Directors. Since the transaction with LKQ in 2011, ECP’s growth has accelerated, ending 2018 with more than a four-fold increase in revenue to more than £1.2 billion delivered through more than 300 locations across the United Kingdom and the Republic of Ireland. Under Sukhpal’s leadership, in 2017, Euro Car Parts opened an additional 778,000 square foot National Distribution Centre near Tamworth, Staffordshire. The result of an £80 million investment in the West Midlands, it is one of the largest car parts distribution facilities in the world and one of the largest automated warehouses in Europe.

In addition to his roles with ECP, LKQ and many civic and charitable organizations, several years ago Sukhpal, along with his 3 sons, founded the investment firm Dominvs Group to manage his family’s assets and it now has divisions specialising in hospitality, residential and commercial property, property development and private equity. Today, with an increasing amount of Sukhpal’s time and energy focused on the activities of Dominvs, he has decided, with a heavy heart, it is time for another change.  Therefore, effective January 2, 2019, Sukhpal is stepping away from his roles as Executive Chairman of ECP and Director of LKQ Corporation.

While his amazing 40-year journey has come to a close, Sukhpal’s accomplishments with ECP will forever carry on.  Please join us in congratulating Sukhpal on his incredible career in the car parts industry and extending our very best wishes for the continued success of Dominvs.

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SCHEDULE 2
External announcement

LKQ Corporation Announces Director Resignation

Chicago, IL (January 2, 2019) - LKQ Corporation (Nasdaq: LKQ) announced Sukhpal Singh Ahluwalia has resigned from his positions as a Director of LKQ Corporation and as Executive Chairman of its Euro Car Parts (ECP) subsidiary in the United Kingdom, effective today.
Sukhpal founded a company forty years ago that eventually became Euro Car Parts, which has grown to be the leading distributor of aftermarket automotive parts in the UK. Sukhpal sold ECP to LKQ in late 2011 and stayed on as CEO until 2014 when he became Executive Chairman. Over the past several years Sukhpal and his three sons have developed a substantial property business in the United Kingdom, where more recently he has focused most of his time and energy.
Dominick Zarcone, President and Chief Executive Officer of LKQ Corporation, stated, “Sukhpal has been a key partner with LKQ over the past seven years as we have quadrupled the size of our business in the U.K., and he has served as a valued LKQ board member. While we will miss his insights, we respect his desire to spend all his time focused on the family property business and wish him nothing but the best in those endeavours.”

Sukhpal Singh commented, “ECP has been my life’s work and there will always be a bit of the company in me. I have enjoyed my relationship with LKQ but the time has come for a change so I can devote my full abilities to building the property business with my sons. I am confident in the strategy LKQ has for its European segment and for the next level of growth and operational excellence at ECP.”

Joseph M. Holsten, Chairman of the Board of LKQ stated, “All of us at LKQ thank Sukhpal for everything he has done to build ECP over the years and extend our best wishes for much continued success.”

About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Media Contacts:

Joseph P. Boutross
LKQ Corporation
Vice President, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com

Guido Weber
LKQ Europe
Director, Corporate Communications & Government Affairs
+49 (0) 8121 707-77151
guido.weber@stahlgruber.de

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SCHEDULE 3
Letter resigning from Directorships/Other Offices

The Board of Directors
Euro Car Parts Limited
T2, Birch Coppice Business Park,
Danny Morson Way,
Dordon,
Tamworth,
England, B78 1SE
2 January 2019
Dear Sirs
Resignation from directorships and other offices
I write to confirm my resignation, with immediate effect from the date of this letter, from all directorships and other offices which I hold with Euro Car Parts Limited and any Associated Company (as defined in the Settlement Agreement entered into between me and Euro Car Parts Limited dated 2 January 2019). My resignation is the result of the mutual agreement of the parties, and not any specific disagreement between me and LKQ Corporation.
I instruct and irrevocably authorise you, as my agent, to convey and effect such resignations to each of the relevant companies, by sending a copy of this letter to the respective Boards of Directors.
I further confirm that I have no cause of action against the Company or any Associated Companies or its or their respective officers or employees, and hereby waive all and any such claims against it or them, arising from or connected with the above resignation.
Yours faithfully
/s/ Sukhpal Singh Ahluwalia
Sukhpal Singh Ahluwalia

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